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                                                                     EXHIBIT 5


                             LAWRENCE M. GOLD, P.C.
                              100 GALLERIA PARKWAY
                                   SUITE 695
                             ATLANTA, GEORGIA 30339



                                January   , 1996


Graphic Industries, Inc.
2155 Monroe Drive, NE
Atlanta, Georgia 30324

        Re: Registration on Form S-3 of Certain Shares of Graphic
            Industries, Inc. Common Stock

Gentlemen:

     We have served as counsel for Graphic Industries, Inc. ("Graphic") in connection with the registration on Form S-3 under the Securities Act of 1933, as amended, of 306,612 outstanding shares (the "Shares") of Common Stock, $.10 par value, of Graphic.

     We have examined originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments relating to the incorporation of Graphic and to the authorization and issuance of the Shares as we have deemed necessary or appropriate.

     Based upon the foregoing, it is our opinion that the Shares have been duly authorized, validly issued and are fully paid and non-assessable.

     We do hereby consent to the reference to our firm under the heading "Legal Matters" in the prospectus contained in the above-referenced registration statement and to the filing of this opinion as Exhibit 5 thereto.


                                                 Sincerely,


                                                 LAWRENCE M. GOLD, P.C.

                                                 s/ LAWRENCE M. GOLD

                                                 Lawrence M. Gold